UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. 1)
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Arch Coal, Inc.
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One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(314) 994-2700
March 20, 2006
To Our Stockholders:
      You are cordially invited to attend the Annual Meeting of Stockholders of Arch Coal, Inc. which will be held at our headquarters at CityPlace One, One CityPlace Drive, St. Louis, Missouri, in the lower level auditorium, on Thursday, April 27, 2006, at 10:00 a.m, local time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter. Our Annual Report for 2005 is contained in this document and begins on page II-1.
      We hope that you will be present at the meeting. Whether or not you plan to attend, please cast your vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely yours,

James R. Boyd
Chairman of the Board

Steven F. Leer
President and Chief Executive Officer

One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(314) 994-2700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE:      Thursday, April 27, 2006
TIME:      10:00 a.m., St. Louis time

PLACE:	CityPlace One
                  One CityPlace Drive
                  Lower Level Auditorium
                  St. Louis, Missouri 63141

Matters to be voted on:

•	Election of five directors

•	Approval of an amendment to our certificate of incorporation to increase our authorized shares

•	Any other matters if properly raised
      Only stockholders of record at the close of business on March 1, 2006 may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please cast your vote by phone or on the Internet, or complete, date and sign your proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy. Directions to the annual meeting are on page I-33 of the proxy statement.
      It is our policy that all proxies, ballots and vote tabulations that identify the vote of any stockholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a stockholder’s written comments appear on a proxy or other voting material.

Robert G. Jones
Vice President — Law, General Counsel and Secretary
March 20, 2006

PART I. PROXY STATEMENT FOR THE ARCH COAL, INC. 2006 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING

Why Am I Receiving These Proxy Materials?
      Our Board of Directors is soliciting proxies to be voted at the 2006 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the meeting.
      On March 20, 2006, we began mailing these proxy materials to all stockholders of record at the close of business on March 1, 2006. On March 1, 2006, there were 71,383,765 shares of our common stock outstanding. As required by Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting, during normal business hours, at our offices, One CityPlace Drive, Suite 300, St. Louis, Missouri 63141.

Where And When Is The Annual Meeting?
      The Annual Meeting of Stockholders will take place on April 27, 2006 in the Lower Level Auditorium at our headquarters, located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141. The meeting will begin at 10:00 a.m., St. Louis time.

What Am I Voting on?
      We are aware of two items to be voted on by stockholders at the annual meeting:

•	Election of five directors: Frank M. Burke, John W. Eaves, Patricia F. Godley, Thomas A. Lockhart and Wesley M. Taylor.

•	Approval of an amendment to our certificate of incorporation to increase our authorized shares.

How Many Votes Do I Have?
      You have one vote for each share of our common stock that you owned at the close of business on March 1, 2006, the record date. These shares include:

•	Shares held directly in your name as the “stockholder of record;”

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name;” and

•	Shares credited to your account in the Arch Coal, Inc. Employee Thrift Plan or the Mingo Logan Savings Plan.

If I Am a Stockholder of Record, How Can I Vote My Shares?
      You can vote by proxy or in person.

How Do I Vote by Proxy?
      If you are a stockholder of record, you may vote your proxy by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers. Voting by telephone or Internet will help us reduce costs.

•	Voting Your Proxy by Telephone

In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting Your Proxy By Internet

You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is also available 24 hours a day, 7 days a week, up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting Your Proxy By Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
      If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director. If you vote by telephone or Internet and choose to vote with the recommendation of our board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all five nominees for director and “FOR” the approval of the amendment to our certificate of incorporation to increase our authorized shares.
      If any other matter is presented, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.
      If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I Revoke My Proxy?
      If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy;

•	Notify our Secretary in writing before the annual meeting that you have revoked your proxy; or

•	Vote in person at the annual meeting.

How Do I Vote in Person?
      If you are a stockholder of record, you may cast your vote in person at the annual meeting.

If I Hold Shares in Street Name, How Can I Vote My Shares?
      You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.

How Do I Vote My Shares Held in the Dividend Reinvestment and Direct Stock Purchase and Sale Plan?
      If you are a participant in the Dividend Reinvestment and Direct Stock Purchase and Sale Plan, your proxy will also serve as an instruction to vote the whole shares you hold under this plan in the manner indicated on the proxy. If your proxy is not received, your shares held in the plan will not be voted.

How Do I Vote My Shares Held in the Employee Thrift Plan or the Mingo Logan Savings Plan?
      If you are both a registered stockholder and a participant in our Employee Thrift Plan or the Mingo Logan Savings Plan, you will receive a single proxy card that covers shares of our common stock credited to your plan account as well as shares of record registered in exactly the same name. Accordingly, your proxy card also serves as a voting instruction for the trustee of the plan. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through one of these plans and you do not return your proxy by Monday, April 17, 2006, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee will also vote unallocated shares of our common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.

Is My Vote Confidential?
      Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a stockholder’s written comments appear on a proxy or other voting material.

What Vote Is Required to Approve Each Proposal?

Election of five directors (Proxy Item No. 1)	The nominees who receive the most votes for the available positions will be elected. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee
Approval of the amendment to our certificate of incorporation to increase our authorized shares (Proxy Item No. 2)	The affirmative vote of not less than two-thirds of the shares present in person or by proxy at the annual meeting is required to approve the amendment to our certificate of incorporation. If you “abstain” from voting, it will have the same effect as if you voted “against” this proposal
      In order to have a valid stockholder vote, a stockholder quorum must exist at the annual meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of our common stock are present at the meeting, either in person or by proxy.
      If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will have no effect on the proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on these proposals.

Who is Paying for the Costs of Soliciting These Proxies?
      We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail or other electronic means or in person.

Where Can I Find the Voting Results of the Meeting?
      We intend to announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the first quarter of 2006, which we expect to file on or before May 10, 2006. You can obtain a copy of the Form 10-Q by logging on to our website at archcoal.com, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at sec.gov. Our website does not constitute part of this proxy statement.

How Can I Reduce the Number of Copies of Proxy Materials Delivered to My Household?
      Securities and Exchange Commission rules allow delivery of a single annual report and proxy statement to households at which two or more stockholders reside. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each stockholder account. This procedure, known as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received householding notification from your broker earlier this year and, consequently, you may receive only one annual report and proxy statement. If you prefer to receive separate copies of our annual report and proxy statement, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the annual report and proxy statement, as requested, to any stockholder at your address to which a single copy was delivered. Notice should be given to us by mail at One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, attention: Vice President — Law, General Counsel and Secretary, or by telephone at (314) 994-2700. If you are currently a stockholder sharing an address with another stockholder and wish to have only one annual report and proxy statement delivered to the household in the future, please contact us at the same address and telephone number.

ELECTION OF DIRECTORS
(PROXY ITEM NO. 1)

Corporate Governance
      We are dedicated to being a market-driven global leader in the coal industry and to creating superior long-term stockholder value. It is our policy to conduct our business with integrity and an unrelenting passion for providing the best value to our customers. The board of directors’ Corporate Governance Guidelines, which include guidelines for determining director independence and qualifications for directors, are enclosed with this proxy statement as Exhibit A. All of our corporate governance materials, including the corporate governance guidelines and board committee charters, are published under “Corporate Governance” in the Investors section of our website at archcoal.com. These materials are also available in print to any stockholder upon request. The board continually reviews these guidelines, Delaware law, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities and modifies the corporate governance guidelines, committee charters and key principles as warranted. Any modifications are reflected on our website.
      On February 23, 2006, as part of its succession planning process and upon the recommendation of the Nominating and Corporate Governance Committee, our board of directors elected Steven F. Leer as chairman of the board of directors, effective April 28, 2006. Mr. Leer will continue to act as our president and chief executive officer until April 28, 2006, at which time he will assume the responsibilities of chairman of the board and chief executive officer. In connection with Mr. Leer’s election, our board of directors also approved certain revisions to its Corporate Governance Guidelines designating the chairman of the Nominating and Corporate Governance Committee to serve as lead director when the board of directors meets in executive session and to serve as the primary contact for other directors or stockholders who have questions or concerns regarding management. The board of directors has also appointed James R. Boyd, the current chairman of the board of directors, as chairman of the Nominating and Corporate Governance Committee, effective April 28, 2006.

Independent Directors
      It is the board of director’s objective to have an overwhelming majority of directors who are independent. The board of directors has determined, in its judgment, that nine of the eleven members of the board of directors meet the New York Stock Exchange standard for independence. Other than John W. Eaves and Steven F. Leer, who are executive officers, each of the other members of our board of directors satisfies the independence standards in the corporate governance guidelines. The independent members of the board meet regularly without any members of management present. Such sessions are normally held following or in conjunction with regular board meetings. Mr. James R. Boyd, chairman of the board of directors, serves as the presiding director at such executive sessions. When Mr. Leer becomes our chairman of the board on April 28, 2006, Mr. Boyd, as chairman of the Nominating and Corporate Governance Committee and as lead director, will serve as presiding director at such sessions.

      All members of our Audit, Nominating and Corporate Governance and Personnel and Compensation committees must be independent directors as defined by our corporate governance guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation.

Code of Ethics
      All of our officers and employees must act ethically at all times and in accordance with the policies comprising our code of conduct, which is published under “Corporate Governance” in the Investors section of our website at archcoal.com and available in print to any stockholder upon request. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the company) the code on our website.

Communicating with the Board
      Our board of directors has established procedures to enable anyone who has a concern about our conduct, or any employee who has a concern about our accounting, internal accounting controls or auditing matters, to communicate that concern directly to the board of directors, to the non-employee directors or to the Audit Committee. Such communications may be confidential or anonymous, and may be reported by phone to our confidential hotline at 1-866-519-1881 or by writing to the individual directors or group in care of Arch Coal, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, Attention: Vice President — Law, General Counsel and Secretary. All such communications are promptly communicated to our Director of Internal Audit and the Chairman of the Audit Committee. It is our policy not to take any disciplinary or other retaliatory action against any employee for raising or helping to resolve an integrity concern.

Structure of the Board
      Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting. The size of the board can be changed by a two-thirds vote of the entire board and is currently set at eleven members. Vacancies on the board may be filled by a majority of the remaining directors. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred. As a matter of policy, the board will submit the nomination of a director elected to fill a vacancy to the vote of our stockholders at the next annual meeting.
      In July 2005, our board of directors increased the size of our board of directors to ten and elected Wesley M. Taylor to fill the vacancy created by the increase. In searching for a new director, the Nominating and Corporate Governance Committee retained an executive search firm to identify potential candidates meeting certain qualifications. The executive search firm then prepared a list of potential candidates and reviewed that list with the Nominating and Corporate Governance Committee. After interviewing several candidates, including Mr. Taylor, the Nominating and Corporate Governance Committee recommended to the full board that Mr. Taylor be invited to join. Mr. Perry then contacted Mr. Taylor to extend an invitation to join the board.
      In February 2006, as part of its succession planning process and upon the recommendation of the Nominating and Corporate Governance Committee, our board of directors increased the size of our board of directors to eleven and elected John W. Eaves to fill the vacancy created by the increase.
      Our board of directors has nominated four individuals for election as directors for a three-year term that will expire in 2009: Frank M. Burke, Patricia F. Godley, Thomas A. Lockhart and Wesley M. Taylor. In addition, our board of directors has nominated John W. Eaves for election as a director for a two-year term that will expire in 2008. All nominees are currently serving as directors.
      The board is not aware that any nominee named in this proxy statement will be unwilling or unable to serve as a director. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

Nominees for a Three-Year Term That Will Expire in 2009
      Frank M. Burke, 66, has been a director of Arch Coal since September 2000. He has served as Chairman, Chief Executive Officer and Managing General Partner of Burke, Mayborn Company, Ltd., a private investment and consulting company since 1984. Mr. Burke is also a director of Crosstex Energy GP, LLC (general partner of Crosstex Energy, L.P.), and Crosstex Energy, Inc., and is a member of the National Petroleum Council.
      Patricia F. Godley, 57, has been a director of Arch Coal since 2004. Since 1998, Ms. Godley has been a partner with the law firm of Van Ness Feldman in Washington, D.C., practicing in the areas of economic and environmental regulation of electric utilities and natural gas companies. From 1994 until 1998, Ms. Godley served as the Assistant Secretary for Fossil Energy at the U.S. Department of Energy. Ms. Godley is also a director of the United States Energy Association.
      Thomas A. Lockhart, 70, has been a director of Arch Coal since February 2003 and a member of the Wyoming State House of Representatives since 2000. Mr. Lockhart worked for PacifiCorp, an electric utility, for over 30 years and retired in 1998 as a Vice President. Mr. Lockhart is also a director of First Interstate Bank of Casper, Wyoming and Blue Cross Blue Shield of Wyoming.
      Wesley M. Taylor, 63, has been a director of Arch Coal since July 2005. Mr. Taylor was President of TXU Generation, a company engaged in electricity infrastructure ownership and management. Mr. Taylor served for 38 years at TXU prior to his retirement in 2004. Mr. Taylor is also a director of FirstEnergy Corporation.

Nominee for a Two-Year Term That Will Expire in 2008
      John W. Eaves, 47, has been our Executive Vice President and Chief Operating Officer since December 2002. Mr. Eaves has been a director of Arch Coal since February 2006. From February 2000 to December 2002, Mr. Eaves served as our Senior Vice President — Marketing and from September 1995 to December 2002 as President of our Arch Coal Sales Company, Inc. subsidiary. Mr. Eaves also served as our Vice President — Marketing from July 1997 through February 2000. Mr. Eaves serves on the board of directors of ADA-ES, Inc.
Your board of directors recommends a vote “For” these nominees.

Directors Whose Terms Will Expire in 2007
      Steven F. Leer, 53, has been President and Chief Executive Officer and a director of Arch Coal since 1992. He also serves on the boards of the Norfolk Southern Corporation, USG Corp., the Western Business Roundtable and the University of the Pacific. Mr. Leer is past chairman and continues to serve on the boards of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association.
      Robert G. Potter, 66, has been a director of Arch Coal since April 2001. Mr. Potter was Chairman and Chief Executive Officer of Solutia Inc., a producer and marketer of a variety of high performance chemical-based materials, from 1997 to his retirement in 1999. Mr. Potter served for 32 years with Monsanto Company prior to its spin-off of Solutia in 1997, most recently as the Chief Executive of its chemical businesses. Mr. Potter is a private investor and Director of Stepan Company.
      Theodore D. Sands, 60, has been a director of Arch Coal since 1999 and, since February 1999, has served as President of HAAS Capital, LLC, a private consulting and investment company. Mr. Sands is also a director of Protein Sciences Corporation and Terra Nitrogen Corporation. Mr. Sands served as Managing Director, Investment Banking for the Global Metals/ Mining Group of Merrill Lynch & Co. from 1982 until February 1999.

Directors Whose Terms Will Expire in 2008
      James R. Boyd, 59, Chairman of the Board, has been a director of Arch Coal since 1990. He served as Senior Vice President and Group Operating Officer of Ashland Inc., a multi-industry company with operations in chemicals, motor oil, car care products and highway construction, from 1989 until his retirement in January 2002. Mr. Boyd is also a director of The Farmers Bank Corp. Inc.

      Douglas H. Hunt, 52, has been a director of Arch Coal since 1995 and, since May 1995, has served as Director of Acquisitions of Petro-Hunt, LLC, a private oil and gas exploration and production company.
      A. Michael Perry, 69, has been a director of Arch Coal since 1998. He served as Chairman of Bank One, West Virginia, N.A. from 1993 and as its Chief Executive Officer from 1983 to his retirement in June 2001. Mr. Perry is also a director of Champion Industries, Inc., and Portec Rail Products, Inc.

Board Meetings and Committees
      The board of directors has the following four committees: Nominating and Corporate Governance, Finance, Personnel and Compensation and Audit. Below is a table indicating the membership of each of the committees and how many times the board and each committee met during 2005. Except for Mr. Taylor, who was elected to the board of directors in July 2005, and Mr. Eaves, who was elected to the board of directors in February 2006, each director attended at least 75% of the total number of meetings of the board and of the committees on which he or she serves. In addition, our corporate governance guidelines reflect the board’s policy that all directors are expected to attend the annual meeting of stockholders, and, except for Mr. Taylor, who was elected after last year’s annual meeting, all of them attended last year’s annual meeting.

Nominating and
		Corporate		Personnel and
	Board	Governance	Finance	Compensation	Audit

Mr. Boyd	Chair	Member	Member		Member
Mr. Burke	Member			Member	Chair
Mr. Eaves	Member
Ms. Godley	Member		Member		Member
Mr. Hunt	Member		Member	Member
Mr. Leer	Member		Member
Mr. Lockhart	Member		Member	Member
Mr. Perry	Member	Chair			Member
Mr. Potter	Member	Member		Chair
Mr. Sands	Member		Chair	Member
Mr. Taylor	Member		Member	Member
Number of 2005 meetings	12	12	5	6	10

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors and reviews the effectiveness of board governance. The Nominating and Corporate Governance Committee will consider a candidate for director proposed by a stockholder. A candidate should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee will also take into account, among other things, the person’s strength of character, practical wisdom, mature judgment and ability to respect and maintain adherence to the Corporate Governance Guidelines. A stockholder wishing to propose a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Secretary. The board has determined, in its judgment, that the Nominating and Corporate Governance Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards and operates under a written charter adopted by the entire board, a copy of which is published under “Corporate Governance” in the Investors section of our website at archcoal.com and is available in print to any stockholder upon request.

Finance Committee
      The Finance Committee reviews and approves fiscal policies relating to our financial structure, including our debt, cash and risk management policies. The Finance Committee also reviews and recommends to the board appropriate action with respect to significant financial matters, major capital expenditures and acquisitions, and funding policies of our employee benefit plans.

Personnel and Compensation Committee
      The Personnel and Compensation Committee’s primary responsibility is to establish the executive officers’ compensation. The Personnel and Compensation Committee also reviews changes in the compensation of other key management employees, approves the participation of executives and other key management employees in the various compensation plans, reviews our compensation programs, and monitors our succession planning and management development practices. The board has determined, in its judgment, that the Personnel and Compensation Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards and operates under a written charter adopted by the entire board, a copy of which is published under “Corporate Governance” in the Investors section of our website at archcoal.com and is available in print to any stockholder upon request. The report of the Personnel and Compensation Committee can be found on page I-18 of this proxy statement.

Audit Committee
      The Audit Committee’s primary responsibilities are to monitor (i) the integrity of our consolidated financial statements, internal accounting, financial controls, disclosure controls and financial reporting processes, (ii) the qualifications and independence of our independent registered public accounting firm, (iii) the performance of our internal audit function and our independent registered public accounting firm and (iv) our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The board has determined, in its judgment, that the Audit Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 and operates under a written charter adopted by the entire board, a copy of which is enclosed with this proxy statement as Exhibit B. The charter is also published under “Corporate Governance” in the Investors section of our website at archcoal.com and is available in print to any stockholder upon request.
      The board of directors has also determined, in its judgment, that Mr. Burke is an “audit committee financial expert” and that each member of the Audit Committee is “financially literate.” Our Corporate Governance Guidelines do not currently restrict the number of audit committees of public companies on which members of our Audit Committee may serve. The report of the Audit Committee can be found below.

Audit Committee Report
      The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management is primarily responsible for the financial statements and reporting process, including the systems of internal controls, while the independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
      In this context, the Audit Committee has met with and held discussions with management, our internal auditors and with Ernst & Young, LLP, our independent registered public accounting firm. The Audit Committee reviewed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met, at least quarterly, with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also reviewed with the independent registered public accounting firm its judgment as to the quality and the appropriateness of our accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.
      Our independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence, including those matters required by be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee considered whether the performance by the independent registered public accounting firm of non-audit services was compatible with its independence.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has retained Ernst & Young LLP as our independent registered public accounting firm for 2006.
      While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm.

AUDIT COMMITTEE
Frank M. Burke, Chairman
James R. Boyd
Patricia F. Godley
A. Michael Perry

Compensation of Directors
      The current compensation and benefit program for non-employee directors is designed to achieve the following objectives:

•	compensate non-employee directors fairly for the amount of work required for a company of our size and scope;

•	align the interests of our non-employee directors with the long-term interests of our stockholders; and

•	provide a simple, transparent and understandable compensation structure.
      During 2005, we compensated each non-employee director for his or her service to us. The key elements of non-employee director compensation include the following:

•	an annual retainer of $75,000, paid quarterly;

•	a board and committee attendance fee of $1,250 for each meeting attended;

•	an additional annual retainer for the chairperson of each committee of $5,000, except that the chairman of the board of directors is paid an additional annual retainer of $100,000 and the chairman of our audit committee is paid an additional annual retainer of $30,000; and

•	a new director fee of $30,000.

      The following table sets forth the annual retainer and other cash compensation paid to non-employee directors during 2005:

			Board/
			Committee
			Attendance
Name	Retainer(1)	Chair Fees	Fees	Other(1)	Total

James R. Boyd	$75,000	$100,000	$48,750	$—	$223,750
Frank M. Burke	75,000	30,000	35,000	—	140,000
Patricia F. Godley	75,000	—	35,000	—	110,000
Douglas H. Hunt	75,000	—	28,750	—	103,750
Thomas A. Lockhart	75,000	—	28,750	—	103,750
A. Michael Perry	75,000	5,000	42,500	—	122,500
Robert G. Potter	75,000	5,000	36,250	—	116,250
Theodore G. Sands	75,000	5,000	28,750	—	108,750
Wesley M. Taylor	37,500	—	18,750	30,000	86,250

(1)	We require our non-employee directors to defer receipt of at least $40,000 of their annual retainer and all of the new director fee into a hypothetical investment in shares of our common stock.
      The board of directors has adopted a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may choose to defer receipt of any or all of the cash compensation paid to them in a cash account that mirrors the gains and/or losses of a number of different investment funds, including a hypothetical investment in shares of our common stock. As described above, our non-employee directors are required to defer a portion of the non-employee directors’ compensation under the plan. The portion of the compensation that the non-employee directors are required to defer under the plan is automatically allocated to a hypothetical investment in shares of our common stock. Under the plan, we credit each non-employee director’s account with the number of units which is equal to the number of shares or units that the non-employee director could purchase or receive with the amount of the deferred compensation on the date the non-employee director’s account is credited, based upon the fair market value of the underlying investment on that date. When the participating director terminates his or her service as a director, we will pay to him or her such deferred compensation (or to his or her designated beneficiary in the event of his or her death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The amount paid will be based on the number of units of deferred compensation credited to the participating director’s account, valued on the basis of the fair market value of an equivalent number of shares or units on the date payment occurs. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship.
      We also reimburse each director for their travel expenses incurred in connection with attendance at board and committee meetings and other matters related to service on our board. We also reimburse non-employee directors for attending continuing education seminars. These amounts are not included in the table above. Under our director matching gift program, we also donate $2.00 for each dollar contributed by directors to accredited institutions of higher education up to a maximum of $6,000 each year. We also pay the premiums for directors’ liability insurance and travel accident insurance for each director. We do not maintain a directors’ retirement plan, and non-employee directors do not participate in our benefit plans. A director who is our employee does not receive payment for service as a director.

OWNERSHIP OF ARCH COAL COMMON STOCK

Ownership by Directors and Executive Officers
      The following table sets forth, as of March 1, 2006, information concerning the beneficial ownership of our common stock by each director, each of the executive officers named in this proxy statement and all current directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has or shares the power to vote or transfer, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days.

	Number of
	Actual Shares				Total
	Owned	Options	Total		Stock-
	Directly or	Exercisable Within	Beneficial		Based
Name	Indirectly(1)	60 Days(2)	Ownership	Share Units(3)	Ownership

James R. Boyd, Chairman of the Board and Director(4)	64,218	—	*	—	64,218
Frank M. Burke, Director(5)	66,821	—	*	—	66,821
John W. Eaves, Executive Vice President, Chief Operating Officer and Director	44,445	117,500	*	66,711	228,656
Patricia F. Godley, Director	2,105	—	*	—	2,105
Douglas H. Hunt, Director(6)	159,589	—	*	—	159,589
Steven F. Leer, President, CEO and Director(4)	128,124	430,600	*	111,715	670,439
Thomas A. Lockhart, Director	4,961	—	*	—	4,961
A. Michael Perry, Director	16,335	—	*	—	16,335
Robert G. Potter, Director(7)	26,280	—	*	—	26,280
Theodore D. Sands, Director	49,780	—	*	—	49,780
Wesley M. Taylor, Director	6,220	—	*	—	6,220
Robert J. Messey, Senior Vice President and Chief Financial Officer	33,454	17,124	*	48,410	98,988
Robert G. Jones, Vice President — Law, General Counsel and Secretary	15,602	89,350	*	16,713	121,665
C. Henry Besten, Senior Vice President — Strategic Development	12,522	14,050	*	14,431	41,003
All of our directors and executive officers as a group (18 persons)	660,106	726,551	10.0%	349,835	1,736,492

*	Less than one percent of the outstanding shares.

(1)	Includes, for directors, the following indirect interests in our common stock held under the deferred compensation plan for non-employee directors: Mr. Boyd — 30,532; Mr. Burke — 16,821; Ms. Godley — 2,105; Mr. Hunt — 18,912; Mr. Lockhart — 4,861; Mr. Perry — 10,056; Mr. Potter — 16,280; Mr. Sands — 24,780; Mr. Taylor — 1,206; and all directors as a group — 125,050. Includes, for executive officers, the following indirect interests in our common stock held under our Employee Thrift Plan and under our deferred compensation plan for executive officers: Mr. Leer — 127,114; Mr. Eaves — 24,316; Mr. Messey — 14,410; Mr. Jones — 11,726; Mr. Besten — 3,614; and all executive officers as a group — 187,529.

(2)	Includes shares that could be acquired by exercising stock options through April 30, 2006.

(3)	Includes unvested restricted stock units and/or performance-contingent phantom stock awarded to executive officers under our equity-based compensation plans. We have included performance-contingent phantom stock awards at their maximum payout amounts. While restricted stock units and performance-contingent phantom stock may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(4)	Includes shares held jointly with such person’s spouse in the following amounts: Mr. Boyd — 1,045 and Mr. Leer — 1,010.

(5)	Includes 20,000 shares held by Burke, Mayborn Co., Ltd. and 30,000 shares held in Mr. Burke’s separate individual retirement account.

(6)	Mr. Hunt also has a beneficial ownership interest in a trust known as the Lyda Hunt-Herbert Trusts — Douglas Herbert Hunt in the amount of 129,677 shares. Mr. Hunt does not control the trust.

(7)	Includes 10,000 shares held in Robert G. Potter Trust dated 11/05/1992, Robert G. Potter as trustee.

Ownership by Others
      The following table shows all persons or entities that we know were “beneficial owners” of more than five percent of our common stock on March 1, 2006.

	Number of		% of Shares
Name and Address of Beneficial Owner	Shares		Outstanding

FMR Corp.
82 Devonshire Street Boston, Massachusetts 02109	8,054,804	(1)	12.5%
Neuberger & Berman L.P.
605 Third Avenue New York, New York 10158	7,421,524	(2)	11.5%
Wellington Management Company, LLP
75 State Street Boston, Massachusetts 02109	4,071,760	(3)	6.3%

(1)	Based on its filings with the Securities and Exchange Commission, Fidelity Management & Research Company, a subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 7,434,804 shares of our common stock as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management & Research Company, each has sole power to dispose of 7,434,804 shares of common stock. The boards of trustees of the Fidelity funds has the power to vote or direct the voting of the 7,434,804 shares of common stock held by the Fidelity funds.

Fidelity Management Trust Company, a subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 52,800 shares of our common stock as a result of its serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has the sole power to vote and dispose of 52,800 shares of common stock owned by the institutional accounts.

Fidelity International Limited, and various foreign-based subsidiaries of FMR Corp. provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited is the beneficial owner of 567,200 shares of our common stock. A partnership controlled by members of the family of Edward C. Johnson 3d, or trusts for their benefit, owns shares of voting stock of Fidelity International Limited with the right to cast approximately 38% of the total votes which may be cast by all such holders.

(2)	Based on its filings with the Securities and Exchange Commission, Neuberger & Berman L.P. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Neuberger & Berman L.P. and Neuberger & Berman Management Inc. may be deemed the beneficial owners of shares of common stock since they both have shared power to make decisions whether to retain or dispose of the shares. Neuberger & Berman L.P. has the sole power to vote 5,009,818 shares of common stock and shares the power to vote 2,046,500 shares of common stock and to dispose of 7,421,524 shares of common stock.

(3)	Based on its filings with the Securities and Exchange Commission, Wellington Management Company, LLP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own the shares of common stock held of record by its clients. Wellington Management Company, LLP shares the power to vote 2,961,059 shares of common stock and shares the power to dispose of 4,071,760 shares of common stock.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Personnel and Compensation Committee
      The Personnel and Compensation Committee is comprised entirely of independent directors and has the responsibility for reviewing and approving changes to our executive compensation policies and programs. The committee also reviews and makes recommendations for all compensation payments to our chief executive officer and other executive officers, which are approved by the board of directors as a whole.

Overview
      The fundamental objective of our executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. Specifically, the objectives of our executive compensation program are to:

•	Offer a total compensation program that is competitive with other similarly-sized, publicly-traded companies, with particular emphasis on those in the mining and extractive industries;

•	Tie a significant portion of executive compensation to our achievement of pre-established operating and financial objectives;

•	Align the interests of our executives with those of our stockholders; and

•	Provide incentives that promote executive retention.
      We achieve these objectives by:

•	Providing compensation that is comparable to the compensation provided by a group of peer companies of similar size and diversity to us in analogous or related businesses, as well as general industry indices;

•	Linking significant elements of executive compensation to our overall performance;

•	Rewarding executives for both short- and long-term enhancement of stockholder value; and

•	Emphasizing variable pay and long-term incentives.

Elements of Executive Compensation
      Our compensation program for executives consists of three key elements:

•	A base salary;

•	A performance-based annual bonus; and

•	A long-term incentive program consisting primarily of periodic grants of performance shares or units and/or restricted stock units.

      Base Salary. The committee reviews and determines the base salaries of our chief executive officer and other key executives in furtherance of the executive compensation objectives established by the committee. In determining base salaries, the committee considers overall company performance, individual performance, competitive compensation and target total compensation.
      Performance-Based Annual Incentive Awards. Our incentive compensation plan provides opportunities for our executives to earn annual incentive compensation based upon the successful achievement of pre-established financial and operating performance objectives. Approximately 200 employees were eligible to participate in the plan in 2005. For 2005, the committee established certain performance objectives for the named executive officers based on adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), earnings per share (EPS), safety, and environmental compliance.
      In the first quarter of each year, the committee sets target annual incentive awards, expressed as a percentage of base salary, for each key executive based on job responsibilities. For 2005, the committee determined each participant’s annual incentive opportunity based on the participant’s potential to affect operations or profitability. For 2005, award targets for the executive officers named in this proxy statement as a percentage of base salary ranged from 50% to 60% (for the chief executive officer). Incentive award payments for the year could have ranged from zero to 200% of the target, based on our performance compared to the pre-established performance goals set by the committee. The committee may, in its discretion, adjust the awards to recognize outstanding performance or achievement during the performance period. For 2005, we paid aggregate annual incentive amounts equal to $798,400 to the executive officers named in this proxy statement.
      Long-Term Incentive Awards. The committee has determined that a long-term incentive opportunity for each of our executive officers should be delivered primarily through awards of restricted stock units, performance-contingent phantom stock and performance units. The committee intends that these long-term incentive opportunities be competitive and based primarily on actual company operating and stock performance.
      Restricted stock units. In determining the number of restricted stock units to be awarded to executive officers, the committee determines the percentage of executive officer compensation to be comprised of restricted stock unit awards. The committee then determines the number of restricted stock units based on the average closing price of our stock during the last 20 trading days of the preceding year. Restricted stock units vest ratably over a three-year period, with one-third vesting on each anniversary of the grant date.
      Performance-contingent phantom stock. Performance-contingent phantom stock grants vest upon the achievement of a pre-determined average closing price of our common stock for a period of 20 consecutive trading days during the forty-one months following the date of grant and a pre-determined adjusted EBITDA, calculated on a trailing 12-month basis. We determined the targeted payout amounts for the named executive officers as a percentage of base salary. The actual payout under these awards may vary from zero to 133% of an executive’s targeted payout amount, based on our actual performance compared to the pre-established performance goals set by the committee.

      Performance units. Performance units vest after three years and are tied to our performance against pre-established targets, including our EBITDA growth compared to a peer group, safety performance and environmental performance. We determined the targeted payout amounts for the named executive officers as a percentage of base salary. The actual payout under these awards may vary from zero to 200% of an executive’s targeted payout amount, based on our actual performance over the three-year performance period.

Deferred Compensation Plan
      We maintain a non-qualified deferred compensation plan that allows eligible employees to defer receipt of his or her base salary and/or annual incentive payment until the date or dates elected by the participant. We have included a description of the material terms of the deferred compensation plan under “Deferred Compensation Plan” on page I-27.

Other Benefits
      We also provide certain other benefits to our executive officers that are not tied to any formal individual or corporate performance objectives and are intended to be part of a competitive overall compensation program. For example, we maintain an employee thrift plan, a cash balance pension plan, insurance and other benefit plans for our employees. Executives, including the executive officers named in this proxy statement, participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executives under the plans.

Employment Agreements
      We have entered into employment agreements with each of the executive officers named in this proxy statement. We have included a description of the material terms of these agreements under “Employment Agreements” on page I-27. Our obligations under these agreements are subject to the limitations of Section 409A of the Internal Revenue Code, which was added as a result of the American Jobs Creation Act of 2004. During 2006, the committee will review these agreements and amend them to the extent necessary to comply with the requirements of Section 409A.

Compensation of the Chief Executive Officer
      The committee meets annually to discuss the performance of Mr. Leer, our chief executive officer. The committee then determines Mr. Leer’s compensation in accordance with the compensation policies described above. In 2005, the committee approved an increase to Mr. Leer’s annual salary from $650,000 to $715,000. For 2005, Mr. Leer’s maximum incentive opportunity under our annual incentive compensation plan was 120% of his base salary. The committee also approved long-term incentive awards to Mr. Leer consisting of 6,900 restricted stock units, performance-contingent phantom stock having a maximum payout of 89,700 shares and performance units having a maximum payout of 1,430,000 units. The committee determined Mr. Leer’s annual salary, annual incentive award opportunity and long-term incentive award after reviewing competitive market data and Mr. Leer’s individual performance. In 2006, the committee awarded Mr. Leer a $257,400 annual incentive award with respect to 2005, representing 60% of Mr. Leer’s target award. In setting this award, the committee reviewed our overall financial and operating performance during the year.

Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million paid to one or more of the executive officers named in this proxy statement. The committee considers the anticipated tax treatment to us and to our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, can also affect deductibility of compensation. The committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits, consistent with sound executive compensation principles and the needs of the company.

General
      This report is submitted by the committee with respect to all matters set forth in the report, except for those matters related to stock based compensation awards and by the entire board of directors, but only with respect to stock based compensation awards. Mr. Leer excused himself from board meetings and abstained from voting with respect to all matters relating to his own compensation and to stock-based compensation. Mr. Eaves was not elected to the board of directors until after the committee and the board of directors had made their decisions concerning compensation and stock-based compensation for 2005.

Personnel and
Compensation Committee	Arch Coal, Inc. Board of Directors

Robert G. Potter, Chairman Frank M. Burke Douglas H. Hunt Thomas A. Lockhart Theodore D. Sands Wesley M. Taylor	James R. Boyd, Chairman Frank M. Burke John W. Eaves Patricia F. Godley Douglas H. Hunt Steven F. Leer Thomas A. Lockhart A. Michael Perry Robert G. Potter Theodore G. Sands Wesley M. Taylor

Summary Compensation Table
      The following table is a summary of compensation information for each of the last three years for our chief executive officer and each of the other four most highly compensated executive officers based upon annual salary and bonus for the year 2005:

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying		All Other
Name and				Compensation	Stock	Option	LTIP	Compensation
Principal Position	Year	Salary($)(1)	Bonus($)(1)	($)(2)	Awards($)(3)	Awards(#)	Payouts($)(4)	($)(5)

Steven F. Leer	2005	$715,000	$257,400	$17,072	$307,257	—	$3,212,274	$22,239
President & Chief	2004	650,000	388,100	13,753	1,205,303	—	1,820,411	51,733
Executive Officer	2003	650,000	158,000	18,328	—	—	—	39,600
John W. Eaves	2005	425,000	127,500	22,739	182,573	—	1,976,750	34,870
Executive Vice	2004	400,000	238,900	23,989	741,731	—	663,444	39,836
President & Chief	2003	400,000	81,000	11,695	1,055,500	—	—	24,185
Operating Officer
Robert J. Messey	2005	305,000	91,500	17,343	131,364	—	1,507,295	17,234
Senior Vice	2004	305,000	182,100	21,592	565,578	—	278,622	24,275
President and Chief	2003	305,000	49,500	21,644	—	—	—	18,300
Financial Officer
Robert G. Jones	2005	290,000	147,000	9,527	124,684	—	429,080	11,357
Vice President —	2004	290,000	173,200	16,536	229,709	—	386,072	19,763
Law, General	2003	290,000	37,600	11,695	—	—	—	18,186
Counsel & Secretary
C. Henry Besten	2005	250,000	135,000	10,187	106,872	—	369,892	12,734
Senior Vice President —	2004	250,000	149,300	14,279	198,009	—	487,275	17,037
Strategic Development	2003	250,000	32,400	13,842	—	—	—	15,974

(1)	Amounts shown include salary and bonuses earned and accrued by the named executive officers during the fiscal year indicated. Bonuses are paid subsequent to year-end pursuant to our incentive compensation plan for executive officers. The salary and bonus amounts shown include amounts that the executive officer elected to defer, on a discretionary basis, pursuant to our executive deferred compensation plan described under “Deferred Compensation Plan” on page I-27.

(2)	The executive officers named above receive various perquisites provided by or paid for by us. These perquisites can include financial planning services, annual physicals, memberships in social and professional clubs and gross up payments equal to the taxes payable on certain perquisites. The aggregate amount of perquisites received by any of the executive officers named in this proxy statement during any of the years presented did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

(3)	Restricted stock units are valued by multiplying the closing market price of our common stock on the date of grant by the number of shares awarded. The value given does not reflect any adjustments for risk of forfeiture or restrictions on transferability. The restricted stock units vest ratably over three years. We make dividend equivalent payouts on the number of unvested restricted stock units outstanding. A portion of the 2004 grants were converted from vested performance-contingent phantom stock grants. On March 1, 2006, the named executive officers held the following number of unvested restricted stock units with the corresponding market value as of that date:

	No. of Restricted
Name	Stock Units	Value

Steven F. Leer	22,015	$1,665,435
John W. Eaves	13,411	1,014,542
Robert J. Messey	10,110	764,821
Robert G. Jones	5,813	439,753
C. Henry Besten	5,031	380,595

(4)	In 2005, we paid compensation under the long-term incentive plan in the form of cash and shares of our common stock pursuant to the performance-contingent phantom stock awards made in 2004. We valued these awards by multiplying the closing market price of our common stock on the date of issuance by the number of shares issued. The amounts shown include amounts that the executive officer elected to defer, on a discretionary basis, pursuant to our executive deferred compensation plan described under “Deferred Compensation Plan” on page I-27.

In 2004, we paid compensation under the long-term incentive plan in the form of cash pursuant to the performance share awards that were made in 2000. We determined the value of these awards by multiplying the closing market price of our common stock on June 27, 2001 by the number of shares earned. The amounts shown include amounts that the executive officer elected to defer, on a discretionary basis, pursuant to our executive deferred compensation plan described under “Deferred Compensation Plan” on page I-27.

(5)	The amounts shown in this column include, for all years, matching contributions made to our thrift plan, for 2004 and 2003, credits made under our deferred compensation plan and, for 2005 and 2004, dividend equivalent payouts on unvested restricted stock units.

Option Grants in Last Fiscal Year
      We did not grant any stock options to the named executive officers during 2005.

Stock Option Exercises and Year-End Values
      The following table shows information relating to the exercise of stock options by the named executive officers during 2005, as well as the number and value of their unexercised options at December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		Fiscal Year End (#)(1)		Fiscal Year End ($)(2)
	on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven F. Leer	100,700	$2,204,590	375,876	54,724	$22,425,741	$3,235,557
John W. Eaves	53,100	1,453,161	99,526	17,974	5,834,517	1,062,713
Robert J. Messey	67,950	2,694,036	—	17,124	—	1,012,457
Robert G. Jones	10,000	221,000	74,750	14,600	4,416,160	863,225
C. Henry Besten	89,750	3,118,350	—	14,050	—	830,706

(1)	Option awards to the named executive officers generally have a term of 10 years. Certain options granted to the named executive officers in June 2001 had a term of five years.

(2)	The value of unexercised options represents the difference between the closing stock price of our common stock on the last trading day of 2005 of $79.50 and the exercise price of each unexercised in-the-money option held by the named executive officers.

Long-Term Incentive Plans — Performance-Contingent Phantom Stock Awards in Last Fiscal Year
      The following table shows information with respect to shares of performance-contingent phantom stock awarded to each of the named executive officers in 2005 under our long-term incentive program. Performance-contingent phantom stock awards vest upon the achievement of a pre-determined average closing price of our common stock for a period of 20 consecutive trading days during the forty-one months following the date of grant and a pre-determined adjusted EBITDA, calculated on a trailing 12-month basis. The actual number of shares issuable may range from zero to 133% of an executive’s targeted payout amount, based on our actual performance compared to the pre-established performance goals. The named executive officers may elect to defer any or all of the actual payouts under the awards. We will pay one–half of any payout amount that a named executive officer elects not to defer in the form of cash and the other one-half in shares of our common stock. We will pay the payout amount that a named executive officer elects to defer in shares of our common stock. Share amounts shown below represent the maximum amounts that could be issued under these awards. You should see the description of our executive deferred compensation plan under “Deferred Compensation Plan” on page I-27.

		Performance
		or Other	Estimated Future Payouts Under Non-Stock
	Number of	Period Until	Price-Based Plans
	Shares, Units, or	Maturation or
Name	Other Rights(#)	Payout	Threshhold(#)	Target(#)	Maximum(#)

Steven F. Leer	89,700	41 months	n/a	n/a	n/a
John W. Eaves	53,300	41 months	n/a	n/a	n/a
Robert J. Messey	38,300	41 months	n/a	n/a	n/a
Robert G. Jones	10,900	41 months	n/a	n/a	n/a
C. Henry Besten	9,400	41 months	n/a	n/a	n/a

Long-Term Incentive Plans — Performance Unit Awards in Last Fiscal Year
      The following table shows information with respect to performance units awarded to each of the named executive officers in 2005 under our long-term incentive program. The performance period with respect to such awards is January 1, 2005 through December 31, 2007. The actual payout amount under these awards may vary from zero to 200% of an executive’s targeted payout amount of the units awarded, based on our actual performance over the three-year performance period. We determine the number of units earned after three years based on the results of the following performance measures during the period: Arch Coal EBITDA growth v. a peer group, Arch Coal safety performance and Arch Coal environmental performance. Each performance unit represents the right to receive $1.00 per unit, payable in cash, shares of our common stock or a combination of cash and shares of our common stock.

		Performance
		or Other	Estimated Future Payouts Under Non-Stock
	Number of Shares,	Period Until	Price-Based Plans
	Units, or Other	Maturation
Name	Rights(#)	or Payout	Threshhold(#)	Target(#)	Maximum(#)

Steven F. Leer	1,430,000	3 years	143,000	715,000	1,430,000
John W. Eaves	850,000	3 years	85,000	425,000	850,000
Robert J. Messey	610,000	3 years	61,000	305,000	610,000
Robert G. Jones	773,140	3 years	77,314	386,570	773,140
C. Henry Besten	666,500	3 years	66,650	333,250	666,500

Pension Plans
      On January 1, 1998, we replaced our existing pension plans with a new cash balance pension plan. The benefits of participating individuals under the former plans were vested as of that date and his or her cash balance account was credited with the present value of his or her earned pension benefit, payable at age 65. Salaried employees hired after January 1, 1998 become vested after three years of employment.

On an annual basis (or a shorter period if a participant’s employment is terminated), each participant’s account is credited with the following:

•	contribution credits equal to a percent of total pay;

•	transition credits for a period equal to a participant’s credited service under the prior pension plan as of December 31, 1997 (to a maximum of 15 years from December 31, 1997); and

•	interest credits based on one-year treasury yields plus 1%.
      The percentage amounts of the contribution and transition credits, which are shown in the following chart, are based on the participant’s age at year-end:

	Contribution
	Credits as %	Transition Credits as %
Age at Year End	of Total Pay(1)	of Total Pay(2)

Under 30	3%	1%
30 to 34	4%	1%
35 to 39	4%	2%
40 to 44	5%	3%
45 to 49	6%	4%
50 to 54	7%	4%
55 and over	8%	4%

(1)	Plus an additional 3% of pay above the Social Security wage base.

(2)	Total pay means regular salary plus annual incentive bonus payments paid during the subject calendar year.
      As of December 31, 2005, the estimated annual annuities (based on one-year U.S. Treasury yields) payable at age 65 to the named executive officers are as follows:

Estimated Annual
Name	Payments*

Steven F. Leer	$370,990
John W. Eaves	226,608
Robert J. Messey	40,366
Robert G. Jones	126,480
C. Henry Besten	122,189

*	Assumes the executive officer works until age 65, annual base compensation remains unchanged from 2005, and that future incentive compensation is equal to the average of that awarded over the last four years. The interest rate used for determining the annuity was 4.68%. The interest credits for 2006 and future years was 5.18%.

Deferred Compensation Plan
      We maintain a non-qualified deferred compensation plan that allows eligible employees to defer receipt of his or her base salary and/or annual incentive payment until the date or dates elected by the participant. The amounts deferred are invested in cash accounts that mirror the gains and/or losses of a number of different investment funds, including a hypothetical investment in shares of our common stock. The deferred compensation plan offers participants a wide-range of publicly-available investment funds, including international, U.S. equity, bond and money market funds. The plan does not offer any above-market rates of return to the executive officers named in this proxy statement.
      Participants in the plan may defer up to 85% of their base salary and up to 100% of their annual incentive awards. The plan also allows participants to defer receipt of up to 100% of the shares issuable under any restricted stock units, performance-contingent phantom stock or performance units granted to executive officers under our long-term incentive program.
      We have established a grantor trust to fund our obligations under the deferred compensation plan. The trust has purchased corporate-owned life insurance to offset these obligations. Participants have an unsecured contractual commitment by us to pay the amounts due under the deferred compensation plan.

Employment Agreements
      We have employment agreements with each of our executive officers, including Mr. Leer. Each of the employment agreements has a term of one year that is automatically extended for successive one-year periods unless either party terminates the agreement upon at least one year notice prior to the end of any one-year term. We may terminate an employee’s employment for cause (as defined) or without cause at any time. If an employee’s employment is terminated for cause, the employee will be entitled to receive accrued and unpaid base salary, credit for unused vacation time and all other amounts earned and unpaid. If an employee’s employment is terminated without cause prior to a change of control (as defined) or more than two years after a change of control, or if he or she voluntarily terminates his or her employment for good reason (such as reduction in salary or position) the employee will also be entitled to receive his or her base salary at the highest rate in effect at any time during the three years immediately preceding termination (including targeted bonus) for 12 months (24 months in the case of Mr. Leer), coverage under our medical, dental and group life plans and other programs for 12 months, continuation of his or her then existing participation in our thrift plan, cash balance pension plan, non-qualified supplemental pension plan, deferred compensation plan and financial counseling services plan for 12 months (24 months in the case of Mr. Leer), outplacement services for a period not to exceed 12 months (24 months in the case of Mr. Leer) and credit for unused vacation time and all other amounts earned and unpaid. In addition, all stock options held by the employee at the time his or her employment is terminated will immediately vest and remain exercisable for 120 days following the expiration of the 12 month period (the 24 month period in the case of Mr. Leer) after such termination. If, within 24 months after a change of control, an employee’s employment is terminated without cause or he or she terminates his or her employment for good reason, the employee will be entitled to receive a lump sum cash payment of two times the higher of his or her base salary immediately prior to termination, his or her base salary at the highest rate in effect at any time during the three years immediately preceding termination or immediately preceding the change of control (including targeted bonus), coverage under our medical, dental and group life plans and other programs for 24 months (36 months in the case of Mr. Leer), provide for full payment in cash of any performance unit or performance share awards, outplacement services for a period not to exceed 24 months (36 months in the case of Mr. Leer), financial planning services for a period of two years (three years in the case of Mr. Leer) and credit for unused vacation time and all other amounts earned and unpaid. In addition, all stock options held by the employee at the time his or her employment is terminated will immediately vest and remain exercisable for the remaining terms of the options. Certain of these benefits are subject to the employee complying with certain post — termination restrictions, including, but not limited to, his or her not providing any executive-level services to a competitor. If any payment to the employee would subject him or her to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him or her therefor.
      Our obligations under these employment agreements are subject to the limitations of Section 409A of the Internal Revenue Code which was added as a result of the American Jobs Creation Act of 2004. During 2006, we will amend these employment agreements to the extent necessary to comply with the requirements of Section 409A.

Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee for 2005 were those indicated in the table on page I-10 of this proxy statement. None of the members of the Compensation Committee has been an officer or employee of ours. No executive officer of ours has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially holding more than ten percent of our common stock to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Securities and Exchange Commission has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. Each of our directors and executive officers who defers compensation into a hypothetical investment in shares of our common stock pursuant to our deferred compensation plan inadvertently reported the deferral of compensation and payment of dividends during 2005 on a Form 5 filed with the Securities and Exchange Commission in 2006 instead of a Form 4 at the time of the transactions. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such other reports of our directors and executive officers were filed on a timely basis.

Stock Price Performance Graph
      The following performance graph compares the cumulative total return to stockholders on our common stock with the cumulative total return on two indices: a peer group and the Standard & Poor’s (S&P) 400 (Midcap) Index. The graph assumes that:

•	you invested $100 in Arch Coal common stock and in each index at the closing price on December 31, 2000;

•	all dividends were reinvested;

•	annual reweighting of the peer group; and

•	you continued to hold your investment through December 31, 2005.
      Our peer group consists of Consol Energy, Inc., Freeport McMoran Copper&Gold, Massey Energy Co., Newmont Mining Corp., Peabody Energy Corp. and Southern Copper Corp. You are cautioned against drawing any conclusions from the data contained in this graph, as past results are not necessarily indicative of future performance. The indices used are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of our stock.
5-YEAR TOTAL SHAREHOLDER RETURN
ARCH COAL, INC. V. S&P 400 (MIDCAP) INDEX AND INDUSTRY PEER GROUP

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Arch Coal, Inc.	$100	$162	$156	$228	$262	$589
S&P 400 (Midcap)	100	99	85	115	134	151
Industry Peer Group	100	120	134	243	263	374

Independent Registered Public Accounting Firm
      Ernst & Young LLP was our independent registered public accounting firm for 2005. The Audit Committee of the board of directors has engaged Ernst & Young LLP as independent registered public accounting firm for 2006. Representatives of Ernst & Young LLP will attend the annual meeting and will have the opportunity to make a statement if they desire to do so.
      During 2005 and 2004, Ernst & Young LLP charged fees for services rendered to us as follows:

	Fee

Service	2005	2004

Audit(1)	$1,292,500	$1,588,494
Audit-related(2)	711,650	—
Tax(3)	—	240,000
All Other	—	—

(1)	Audit services performed by Ernst & Young LLP in 2005 and 2004 included the annual financial statement audit (including required quarterly reviews) and other procedures performed by Ernst & Young LLP to form an opinion on our consolidated financial statements. In addition, audit services performed by Ernst & Young in 2004 included assistance with our preferred stock offering and the debt offering of Arch Western Finance, LLC, accounting consultation related to our implementation of FAS 143, and consultation related to implementation of Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related services performed by Ernst & Young in 2005 included procedures related to our sale of properties to Magnum Coal Company, including financial statement audits of the disposed properties and consultation related to FAS 106 and related accounting issues.

(3)	Fees for tax services in 2004 represent the final payment related to a state property tax engagement.
      The Audit Committee has adopted an audit and non-audit services pre-approval policy that requires the committee, or the chairman of the committee, to pre-approve services to be provided by our independent registered public accounting firm. The Audit Committee will consider whether the services to be provided by the independent registered public accounting firm are prohibited by the Securities and Exchange Commission’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The Audit Committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next regularly scheduled committee meeting.

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES
(PROXY ITEM NO. 2)
      On February 23, 2006, our board of directors approved an amendment to Article Fourth of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 100,000,000 to 260,000,000 and directed that the amendment be submitted to our stockholders for their approval. We have included the full text of the proposed amendment below.

Purposes and Effects of Proposed Increase in the Number of Authorized Shares of Common Stock
      The proposed amendment would increase the number of shares of common stock we are authorized to issue from 100,000,000 to 260,000,000. On March 1, 2006, 71,383,765 shares of common stock were outstanding. Our board of directors believes it is desirable to increase the number of shares of common stock that we are authorized to issue in order to provide us with adequate flexibility in the future. We have no present commitments, agreements or intent to issue additional shares of common stock, other than with respect to currently reserved shares, in connection with transactions in the ordinary course of business or shares which may be issued under our equity-based compensation plans. However, we believe that if an increase in the authorized number of shares of common stock were to be postponed until a specific need arose, the delay and expense associated with obtaining the approval of our stockholders at that time could significantly impair our ability to meet our financing requirements or other objectives.
      Under our certificate of incorporation, we are authorized to issue 10,000,000 shares of preferred stock. We previously issued 2,875,000 shares of preferred stock, and 150,508 shares of preferred stock were outstanding at March 1, 2006. The proposed amendment will not affect the number of shares of preferred stock we are authorized to issue.
      The proposed amendment would permit the issuance of additional shares of common stock up to the new 260,000,000 maximum authorization without further action or authorization by stockholders (except as may be required by law or by the New York Stock Exchange). Holders of our common stock are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of stockholders. The availability for issuance of additional shares of our common stock could discourage, or make more difficult, efforts to obtain control over us. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control over us. This proposal is not made in response to any effort of which we are aware to accumulate our stock or to obtain control over us nor do we intend to use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes in control of management.

Effective Date of Proposed Amendment
      The proposed amendment to our certificate of incorporation, if adopted by the required vote of the stockholders, will become effective upon filing with the Secretary of State of Delaware.

Amendment to Amended and Restated Certificate of Incorporation
      If approved, Article Fourth of our Amended and Restated Certificate of Incorporation would be amended and restated as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000), which shall be divided into two classes as follows:

A. Two Hundred Sixty Million (260,000,000) shares of Common Stock, the par value of which is One Cent ($.01) per share; and

B. Ten Million (10,000,000) shares of Preferred Stock, the par value of which shares is One Cent ($.01) per share. The Corporation’s Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issuance of the Preferred Stock in one or more series, the shares of each which series to have such voting rights and the terms and conditions for the exercise thereof, provided that the holders of shares of Preferred Stock (1) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of other capital stock, and (2) will not be entitled to vote on any matter separately as a class, except to the extent required by law or as specified with respect to each series with respect to (x) any amendment or alteration of the provisions of this Certificate of Incorporation that would adversely affect the powers, preferences or special rights of the applicable series of Preferred Stock or (y) the failure of the Corporation to pay dividends on any series of Preferred Stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of Preferred Stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of Preferred Stock shall have been paid; and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors in the Bylaws.

Vote Required
      The affirmative vote of the holders of not less than two-thirds of the shares present in person or by proxy at the meeting is required to approve the proposed amendment. If the amendment is not approved by the stockholders, our certificate of incorporation, which currently authorizes the issuance of 100,000,000 shares of common stock, will continue in effect.
Your board of directors recommends a vote “For” approval of the amendment to our certificate of incorporation to increase our authorized shares.
ADDITIONAL INFORMATION

Information About Stockholder Proposals
      If you wish to submit proposals for possible inclusion in our 2007 proxy materials, we must receive them at our principal executive offices no later than the close of business on November 20, 2006. Proposals should be addressed to Robert G. Jones, Vice President — Law, General Counsel and Secretary, Arch Coal, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141.
      If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2007 Annual Meeting of Stockholders, our bylaws provide that:

•	You must notify Arch Coal’s Secretary in writing;

•	Your notice must have been received at Arch Coal’s headquarters not earlier than January 27, 2007 and not later than February 16, 2007; and

•	Your notice must contain the specific information required in our bylaws.
      We will send copies of these requirements to any stockholder who writes to us requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2007 Annual Meeting without submitting them for possible inclusion in our 2007 proxy materials.

Directions to the Annual Meeting
      From Downtown St. Louis: Take Highway 40 West to Interstate 270 North. Exit at Olive Boulevard. Take Olive Boulevard East to CityPlace Drive. North on CityPlace Drive to Arch Coal’s headquarters at CityPlace One.

      From Lambert International Airport: Take Highway 70 West to Interstate 270 South. Exit at Olive Boulevard. Take Olive Boulevard East to CityPlace Drive. North on CityPlace Drive to Arch Coal’s headquarters at CityPlace One.

Robert G. Jones
Vice President — Law, General Counsel and Secretary
March 20, 2006

APPENDIX A
ARCH COAL, INC.
CORPORATE GOVERNANCE GUIDELINES
The Vision of Arch Coal is:
To create superior customer and shareholder value as the safest, lowest cost and most environmentally responsible supplier of coal-based energy in the world.
In Furtherance of that Vision, our Mission is:
      Arch Coal is dedicated to being a market-driven global leader in the coal industry and to creating superior long-term shareholder value. We will conduct our business with integrity and an unrelenting passion for providing the best value to our customers. We will foster an innovative, motivating work environment and operate safe, low cost mines, utilizing our resources effectively and efficiently.
      The directors are employed by stockholders to oversee management so as to hold managers accountable for the pursuit of the corporate vision and mission.

I. DIRECTOR QUALIFICATION STANDARDS
      The principal qualities of an effective corporate director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. In addition to these qualities, Arch Coal’s criteria include recognized achievement, an ability to contribute to some aspect of the company’s business, and the willingness to make the commitment of time and effort required of an Arch Coal director. In order to find the most valuable talent available to meet these criteria, the Board considers candidates diverse in geographic origin, gender, ethnic background, and professional experience (private, public, and non-profit). The goal is to include members with the skills and characteristics that taken together will assure a strong Board.
      The number of directors that constitutes the Board is fixed from time to time by a resolution adopted by a two-thirds majority of the Board.
      It is the policy of the Board to have an overwhelming majority of directors who meet the applicable independence requirements of the New York Stock Exchange (“NYSE”), the Sarbanes-Oxley Act and the Securities and Exchange Commission (“SEC”). In addition, it is the policy of the Board to have significant representation on the Board of individuals not affiliated with a significant shareholder of Arch Coal.
      The Board itself is responsible, in fact as well as procedure, for selecting new Board members who will join the Board between shareholder meetings as well as those to be nominated by the Board for election by shareholders. The Board delegates the screening process to the Nominating and Corporate Governance Committee, with direct input from the CEO and Chairman. Candidates may be recommended to the Nominating and Corporate Governance Committee by other directors, employees, and shareholders.
      Arch Coal does not have term limits for its directors, but does have mandatory retirement for outside directors at the annual meeting following such director’s 72nd birthday. Further, the Nominating and Corporate Governance Committee reviews each director’s performance on the Board when the director’s Board term has expired and the slate of director candidates is being developed for inclusion in the proxy.
      Non-employee directors inform the chairman of the Nominating and Corporate Governance Committee and the CEO of any principal occupation change, including retirement, and offer their resignation to the chairman of the Nominating and Corporate Governance Committee. The chairman of the Nominating and Corporate Governance Committee, in turn, advises the Committee of such change of status so that the Committee with the aid of the CEO and Chairman can decide whether to accept the resignation.
      The Board has no policy with respect to the separation of the offices of Chairman and the CEO. The Board believes that it should have the ability to make this determination on a case-by-case basis in a manner it deems in the best interest of Arch Coal. If the chairman is not the CEO, and is an independent director, then there shall be no Lead Director. If the chairman is the CEO or is not an independent director, then the chairman of the Nominating and Corporate Governance Committee shall act as the Lead Director.

II. DIRECTOR DUTIES AND RESPONSIBILITIES
      In fulfilling its responsibilities, Arch Coal’s Board performs the following principal functions:

1.	Ensuring legal and ethical conduct;

2.	Selecting, evaluating, compensating, and, where necessary, replacing the CEO and other senior executives;

3.	Approving corporate strategy;

4.	Providing general oversight of the business;

5.	Evaluating Board processes and performance;

6.	Selecting and nominating candidates for the election to the Board of Directors; and

7.	Compensating directors.
      Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The CEO, in consultation with the Chairman, or the Lead Director if the chairman is the CEO, establishes the agenda for each Board meeting. Any director is entitled to add to the agenda any matter that the director reasonably believes should be on the agenda. Prior to each Board meeting, the Board members receive an agenda for the meeting, along with advance copies (when possible) of any written materials to be discussed. In addition, the CEO regularly distributes to all Board members items of topical interest relating to Arch Coal, its operating environment, and the markets that it serves.
      The non-management directors meet regularly in executive session, with such meetings led by the Lead Director. The Board also meets regularly in open session joined by selected members of Arch Coal’s senior management. All of Arch Coal’s senior officers make presentations to the Board on a regular basis. In addition, from time to time various other corporate personnel attend open Board sessions and make presentations.
      Board members have complete access to corporate management at all times. Board members use judgment to be sure that this contact is not distracting to the business operation of the company. In addition, the Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

III. BOARD COMMITTEES
      Arch Coal has four standing committees: Audit, Nominating and Corporate Governance, Finance, and Personnel and Compensation (“P&C”). Pursuant to Arch Coal’s bylaws, the Board may create or discharge any committee at any time, subject to the rules and regulations of the NYSE, the Sarbanes-Oxley Act and the SEC.
      The Nominating and Corporate Governance Committee, after consultation with the Chairman and CEO and with consideration of the desires of individual Board members, recommends committee assignments including the chairmanships to the full Board for approval.
      Committee chairmanships usually are rotated every three years. Other committee members are rotated periodically as the Board deems appropriate, although membership on a committee is normally limited to six years for one assignment. Exceptions to these guidelines are made as the Board deems appropriate. In determining potential committee chair and membership rotations, the Board takes into account (a) each Board member’s interests, tenure and subject-matter expertise, (b) the need for both continuity and fresh ideas and perspectives, and (c) applicable independence and qualification requirements.
      The Audit Committee, Nominating and Corporate Governance Committee, and the P&C Committee consist only of independent directors under criteria established by the NYSE. Each of these committees has its own charter which sets forth the purposes, goals and responsibilities of such committee. The charters also provide that each committee will annually evaluate its performance.
      The CEO and Secretary of Arch Coal, in consultation with the Chairman and each committee chairman, sets the committee meeting calendar for the upcoming calendar year. Each committee reports to the Board at the next meeting of the Board following the committee meeting.

      Prior to each committee meeting, the committee members receive an agenda for the meeting, along with advance copies (when possible) of any written materials to be discussed.
      Each committee chairman convenes as appropriate executive sessions of non-employee or outside Board members of the committee to discuss its operations.

IV. DIRECTOR ORIENTATION AND EDUCATION
      Management will provide new Directors with an initial orientation in order to familiarize them with their responsibilities as Directors under law and the New York Stock Exchange Listing Standards, and with the Company and its strategic plans, its significant financial, accounting and risk management policies and procedures, its compliance programs, its Business Code of Conduct, its senior management, and its internal and independent auditors.
      In addition, on an ongoing basis, Directors are encouraged to attend continuing education opportunities to provide knowledge of current developments in relevant matters or to improve critical skills.

V. EVALUATING BOARD PROCESSES AND PERFORMANCE
      The Nominating and Corporate Governance Committee reports annually to the Board on an assessment of the Board’s performance. This is discussed by the Board at first with the CEO in attendance; then, if desired by the chairman of the Nominating and Corporate Governance Committee or any other director, it is discussed in an executive session of non-employee directors. This assessment is of the Board’s contribution as a whole and reviews areas in which the Board and/or the management believes a better contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current Board members at the time they are considered for re-nomination to the Board.

VI. DIRECTOR COMPENSATION
      The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board concerning directors’ compensation, including benefits. In undertaking its review, this Committee may receive advice from the CEO and internal staff and engage outside consultants to provide reports on trends in director compensation, including compensation paid to outside directors of other companies.
      The Board seeks to avoid compensation elements that may compromise the independence of directors, such as consulting contracts or other indirect forms of compensation to a director or an organization with which the director is affiliated.

VII. CONFLICT OF INTEREST
      A director’s business or family relationships may occasionally give rise to that director’s material personal interest on a particular issue. The Board, after consultation with counsel, determines whether such a conflict of interest exists on a case-by-case basis. The Board takes appropriate steps to identify such potential conflicts and to assure that all directors voting on an issue are disinterested with respect to that issue.

VIII. THE CEO AND SENIOR MANAGEMENT
      The full Board of non-employee directors makes an annual evaluation of the CEO’s performance, taking into account both the financial performance of the business and the qualitative performance of the CEO, including, for example, vision and leadership, accomplishment of long-term strategic objectives, and development of management. The results are used to identify strengths and areas needing improvements and to provide input to the P&C Committee’s evaluation of the CEO for compensation purposes.
      The CEO reviews annually with the Board the current goals of the other senior officers and the extent to which these officers have accomplished their previous goals.
      The P&C Committee annually evaluates the performance of the CEO and other senior officers for compensation purposes and makes compensation recommendations to the Board (non-employee directors). The Board reviews these evaluations and recommendations and determines the compensation, including incentive pay.
      The CEO makes an annual report to the Board on succession planning and management development. In this report, the CEO recommends at least one individual who could assume the CEO position if the CEO unexpectedly should be unavailable for service, updating this recommendation as appropriate.
      The CEO and other senior officers obtain the approval of the Nominating and Corporate Governance Committee prior to accepting an invitation to serve on the Board of another public company or on the Board of any private company that would represent a material commitment of time. It is generally advisable to limit such outside directorships to no more than two.
      The CEO and other senior officers of Arch Coal do not serve on the Board of a company for which an Arch Coal non-employee director serves as an officer.
These principles and policies are in addition to and are not intended to change or interpret any Federal or state law or regulation, including the Delaware General Corporation Law, or the Certificate of Incorporation or By-laws of the Company. The Board of Directors will review these Guidelines at least annually and, if appropriate, revise these Guidelines from time to time.

APPENDIX B
ARCH COAL, INC.
AUDIT COMMITTEE CHARTER

Purpose
      The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight over (1) the integrity of the financial statements, internal accounting, financial controls, disclosure controls and financial reporting processes of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.
      The Committee shall prepare, or cause to be prepared, the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Limitation of Audit Committee’s Role
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.
      Additionally, the Board and the Committee recognize that financial management (including the internal audit staff), as well as the independent auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

Committee Membership
      The Committee shall consist of no fewer than three members. All Committee members shall be financially literate, as determined by the Board, and at least one member of the Committee shall have a background in financial reporting, accounting and auditing. All members of the Committee shall meet all other independence, experience and expertise requirements of the New York Stock Exchange. The Committee shall endeavor to at all times have at least one member who is an “audit committee financial expert,” as defined by SEC regulations.
      The members of the Committee shall be appointed by the Board on the recommendation of the Nominating & Corporate Governance Committee. Committee members may be replaced by the Board.
      The Board shall appoint one of the members of the Audit Committee as Chairperson. It is the responsibility of the Chairperson to schedule all meetings of the Committee and to provide the Committee with a written agenda prior to each meeting.

      Compensation shall be limited to director fees and committee fees (including committee chairmanship fees).

Committee Authority and Responsibilities
      The independent auditors shall report directly to the Audit Committee. In that regard, the Committee is directly responsible for engagement of the independent auditors, has the sole authority to appoint or replace the independent auditors (subject to shareholder ratification), and shall pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors and shall disclose its policies for approval of such engagements in the Company’s periodic reports filed with the SEC. In addition, it is a direct responsibility of the Audit Committee for resolution of disagreements between management and the independent auditors regarding accounting and financial matters.
      The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may delegate authority to the Chair of the Committee and/or a subcommittee of the Audit Committee when appropriate.
      All actions taken pursuant to a delegation of authority described in the previous sentence shall be presented to the full Committee at its next regularly scheduled meeting for review and ratification.
      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain its own special legal, accounting or other consultants to advise the Committee and the Company will provide adequate funding for such activities. In addition, the Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with management, the internal auditors and the independent auditors in separate executive sessions at least quarterly. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.
      The Committee shall make regular reports to the Board and provide copies of the minutes of each meeting to the Board as soon as practical after each Committee meeting. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.
      The Committee, to the extent it deems necessary or appropriate, shall:

1. Discuss with management and the independent auditors the annual audited financial statements, including (a) disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, (b) their judgment about the quality, not just the acceptability, of accounting principles, (c) the reasonableness of significant judgments, (d) the clarity of the disclosures in the financial statements and(e) the results of the audit, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Discuss with management and the independent auditors the Company’s quarterly financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and

Results of Operations, including the results of the independent auditors’ reviews of the quarterly financial statements, prior to the filing of such financial statements.

3. Discuss with management and the independent auditors, at the conclusion of the annual audit, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements. To further this goal, the Committee shall receive reports at least quarterly from the independent auditors, and prior to the filing of its report with the SEC, on all critical accounting policies and practices of the Company, all alternative treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

4. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

5. Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

a. The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

b. The management letter provided by the independent auditors and the Company’s response to that letter.

c. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

7. Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

8. Discuss the experience, qualifications and independence of the Company’s independent auditor, including all relationships between the auditing firm and the Company and its Directors and officers. Discuss the experience, qualifications and independence of the lead partner as well as the senior members of the independent auditors’ team.

9. Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company.

10. At least annually, discuss the overall performance of the independent auditors, taking into account the opinions of management and the internal auditors.

11. At least annually, present the Committee’s conclusions regarding the independence and performance of the independent auditors to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself as to the qualifications, performance and independence of the independent auditors.

12. Discuss whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner more often that required by law, or even the independent auditing firm itself on a regular basis.

13. Set policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

14. Obtain and review a quarterly report on matters discussed by the independent auditors with its national office regarding the Company.

15. Review with the independent auditors any audit problems or difficulties and management’s response, including the independent auditors’ responses regarding accounting adjustments noted or proposed but passed (as immaterial or otherwise).

16. Review with the independent auditors any audit problems or difficulties in management’s response regarding “management” or “internal control” letter matters.

17. Discuss internal audit plan and review assistance to be provided independent accountants by internal audit staff.

18. Discuss the appointment and replacement of the senior internal auditing executive.

19. Discuss the significant reports to management prepared by the internal audit department and management’s responses.

20. Discuss with the independent auditors and the internal audit department the responsibilities of the internal audit department, as well as the internal audit program, budget and staffing and any recommended changes in the planned scope of the internal audit.

21. Discuss the Internal Audit Charter at least annually.

22. Discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., the Company’s Code of Business Conduct) and any special audit steps adopted in light of material control deficiencies.

23. Discuss with the Board the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

24. Discuss management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

25. Establish and discuss annually procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

26. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

27. Discuss with the Company’s General Counsel legal matters that may have a significant impact on the financial statements or the Company’s compliance policies.

ANNUAL MEETING OF STOCKHOLDERS OF
ARCH COAL, INC.
April 27, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.	Election of directors	NOMINEES:
		¡	Frank M. Burke
☐	FOR ALL NOMINEES	¡	John W. Eaves
		¡	Patricia F. Godley
☐	WITHHOLD AUTHORITY FOR	¡	Thomas A. Lockhart
	ALL NOMINEES	¡	Wesley M. Taylor

☐	FOR ALL EXCEPT
(see instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
2.	Approval of amendment to certificate of incorporation to increase authorized shares	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee and FOR approval of the amendment to the certificate of incorporation to increase authorized shares. The board of directors recommends a vote FOR each nominee and FOR approval of the amendment to the certificate of incorporation to increase authorized shares.

Arch Coal, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.
YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.
If you vote over the Internet or by telephone, please do not mail your card.
Please check here if you plan to attend the meeting: ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Arch Coal, Inc.
One CityPlace Drive
St. Louis, Missouri 63141
March 20, 2006
Dear Stockholder:
     The Annual Meeting of Stockholders of Arch Coal, Inc. will be held on April 27, 2006, at 10:00 a.m., Central Time, in the lower level auditorium located at One CityPlace Drive, St. Louis, Missouri 63141.
     It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided or vote electronically or by telephone as instructed on the reverse side hereof.

ARCH COAL, INC.
This Proxy is solicited on behalf of the Board of Directors of Arch Coal, Inc.
for the Annual Meeting of Stockholders to be held on April 27, 2006
     The undersigned hereby appoints STEVEN F. LEER and ROBERT G. JONES, and each of them, with power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Stockholders of Arch Coal, Inc. to be held at its headquarters at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141, at 10:00 a.m. on Thursday, April 27, 2006, in the lower level auditorium, and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.
     If the undersigned is a participant in the Arch Coal, Inc. Employee Thrift Plan (including pursuant to the Mingo Logan Savings Plan), and this proxy card is received on or before April 17, 2006, then this card also provides voting instructions to the trustee of such plan to vote at the Annual Meeting, and any adjournments thereof, all shares of Arch Coal common stock held in the undersigned’s plan account as specified upon the matters set forth on the reverse side hereof and all other matters properly coming before the meeting. If the undersigned is a participant in one of these plans and does not instruct the trustee by April 17, 2006, then the trustee will vote the undersigned’s plan account shares in proportion to the votes of the other participants in that plan. In addition, the trustee will vote unallocated shares in the plan in direct proportion to voting by allocating shares for which instructions have been received.
     PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.
     The Proxies cannot vote your shares unless you vote.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING YOUR SHARES.

ANNUAL MEETING OF STOCKHOLDERS OF
ARCH COAL, INC.
April 27, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☑

						FOR	AGAINST	ABSTAIN

1.	Election of directors	NOMINEES:		2.	Approval of amendment to	☐	☐	☐
☐	FOR ALL NOMINEES	๐	Frank M. Burke		to certificate of incorporation
☐	WITHHOLD AUTHORITY FOR	๐	John W. Eaves
	ALL NOMINEES	๐	Patricia F. Godley
☐	FOR ALL EXCEPT	๐	Thomas A. Lockhart
	(see instructions below)	๐	Wesley M. Taylor

				This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee and FOR approval of the amendment to the certificate of incorporation to increase authorized shares. The board of directors recommends a vote FOR each nominee and FOR approval of the amendment to the certificate of incorporation to increase authorized shares.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •		Arch Coal, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

				YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

				If you vote over the Internet or by telephone, please do not mail your card.

				Please check here if you plan to attend the meeting: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.